Exhibit 77(q)(1)(e)(5)

                                   SCHEDULE A

                               with respect to the

                         INVESTMENT MANAGEMENT AGREEMENT

                                     between

                                ING EQUITY TRUST
                                       and
                              ING INVESTMENTS, LLC


                                         Annual Investment Management Fee
                                         --------------------------------
Fund                               (as a percentage of average daily net assets)
----
ING Financial Services Fund            1.00% of first $30 million of assets
                                        0.75% of next $95 million of assets
                                     0.70% of assets in excess of $125 million